EXHIBIT 3.1

(RESTATED FOR SEC ELECTRONIC
FILING PURPOSES ONLY)
CHARTER OF INCORPORATION
MOUNTAIN NATIONAL BANCSHARES, INC.
I.
The name of the Corporation is MOUNTAIN NATIONAL BANCSHARES, INC.
II.
The street address and zip code of the initial registered office of the Corporation is 300 East Main Street, Sevierville, Sevier County, Tennessee 37864, and the initial registered agent at that address is Dwight B. Grizzell.
III.
The name, address and zip code of each incorporator is: Michael P. Marshall, Jr., 1275 Peachtree Street, Seventh Floor, Atlanta, Georgia 30309-3576.
IV.
The street address and zip code of the Corporation’s initial principal office is 300 East Main Street, Sevierville, Sevier County, Tennessee 37864.
V.
The duration of the Corporation is perpetual unless otherwise legally terminated.
VI.
The Corporation is a for-profit corporation, the purpose or purposes for which shall be to engage in any and all business permitted by law and regulation, including, without limitation, serving as a bank holding company.
VII.
The total number of shares of capital stock which the Corporation has the authority to issue is Ten Million (10,000,000) shares of common, voting stock, of par value of one dollar ($1.00) per share. The shares may be issued from time to time as authorized by the Board of Directors of the Corporation without the approval of its shareholders except to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Corporation), labor or services actually performed for the Corporation or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Corporation, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable.

VIII.
Holders of the common stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation which may be issued.
IX.
The names and addresses of the individuals who are to serve as the initial directors are:
James E. Bookstaff
1051 Banner Road
Gatlinburg, TN 37738
Dwight B. Grizzell
1619 White Oak Drive
Sevierville, TN 37862
Gary A. Helton
P.O. Box 5707
Sevierville, TN 37864
Bruce M. Johnson
2524 Lee’s Path
Sevierville, TN 37876
Charlie R. Johnson
228 Evergreen Drive
Sevierville, TN 37862
Sam L. Large
1704 Hidden Hills Road
Unit 606
Gatlinburg, TN 37738
Jeffrey J. Monson
849 Amy Lea
Sevierville, TN 37862

Mike Ownby
210 Hollywood Circle
Sevierville, TN 37862
John M. Parker
319 Grandview Drive
Kodak, TN 37764
Ruth Reams
231 Lafollette Circle
Pigeon Forge, TN 37863
Barbara S. Stevens
925 Ski View Drive
Gatlinburg, TN 37738
Linda N. Ogle
3455 Parkway
Pigeon Forge, TN 37863
X.
In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.
XI.
The Corporation shall indemnify and advance expenses to its Directors, officers, employees and agents, and may purchase and maintain insurance or furnish similar protection on behalf of its Directors, officers, employees and agents, to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereinafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation prior to such amendment) and in accordance with the duly approved Bylaws of the Corporation.
XII.
The shareholders of the Corporation may remove one (1) or more directors with or without cause. Any or all of the Directors may be removed for cause by a vote of a majority of the entire Board of Directors. A Director may be removed by the shareholders or Directors only at a meeting called for that purpose, and the notice of the meeting must state the purpose, or one of the purposes, of the meeting is removal of one (1) or more directors.

XIII.
The Corporation shall have the power to make Bylaws for the regulation and government of the Corporation, its Directors, agents, employees, and officers, and for all other purposes not inconsistent with the Constitution and laws of the State of Tennessee.
XIV.
No amendment, addition, alteration, change or repeal of this Charter shall be made by the Board of Directors or shareholders of the Corporation, except in the manner consistent with the laws of the State of Tennessee.
XV.
All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, a Board of Directors. The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be initially elected for a term expiring at the first annual meeting of shareholders following the Corporation’s annual meeting of shareholders held May 16, 2006. Class II directors shall be initially elected for a term expiring at the second annual meeting of shareholders following the Corporation’s annual meeting of shareholders held May 16, 2006. Class III directors shall be initially elected for a term expiring at the third annual meeting of shareholders following the Corporation’s annual meeting of shareholders held May 16, 2006. Each class of directors shall thereafter be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office.
Notwithstanding any other provisions of this Charter, the affirmative vote of holders of two-thirds of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provisions as part of this Charter or as part of the Corporation’s Bylaws inconsistent with the purpose and intent of this Article XV.
IN WITNESS WHEREOF, the undersigned has executed this Charter of Incorporation as of the 21st day of March, 2002.

/s/ Michael P. Marshall, Jr. Michael P. Marshall, Jr., Incorporator

4